SINOBIOMED ANNOUNCES BINDING LETTER OF INTENT TO MERGE WITH SITOA, CORPORATION

Hong Kong – April 5, 2011 – The Board of Directors of Sinobiomed Inc. ("Sinobiomed", or "the Company") (OTCQB: SOBM.PK) is pleased to announce the signing of a binding letter of intent to merge with Sitoa, Corporation (“Sitoa”).

Sinobiomed, having recently disposed of all its biopharmaceutical businesses, will acquire 100% of Sitoa in a share exchange.

Sitoa, www.sitoa.net a California based company was founded in 2001 with the goal to make it easier for retailers and product suppliers to sell online. The Sitoa solution was based on providing an easy-to-use and comprehensive platform to expand product offerings and take advantage of fast-moving market opportunities. Starting with one online retail partner - Sears.com - and a single product partner - Northgate Computers, Inc. - the Sitoa Network grew to include many of the world's top online retailers and over 1000 name brand and boutique product partners.

The merger with Sitoa enables Sinobiomed to enter a high growth area of business which will expand into the rapidly expanding area of marketplace and social media based online commerce and roll-out Sitoa’s platform into China and Southeast Asia.

Cal Lai, CEO of Sitoa comments: “We are excited to become a public company which allows us to accelerate our growth and expand our reach to key customers and markets. We have a proven 10 year track record of conducting e-commerce business and are well positioned to scale up.”

George Yu, CEO of Sinobiomed, who will move to the role of Chief Financial Officer of Sitoa, added: “Sitoa is a fast growing company in the high growth areas of social media and marketplace e-commerce.  We are excited about the prospects of the merger.”

The Company will change the name and ticker symbol upon the closing of the merger.

SINOBIOMED INC.
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FORWARD LOOKING STATEMENTS This news release may include “forward-looking statements” regarding Sinobiomed, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed does not undertake any obligation to update any forward looking statement, except as required under applicable law.